UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2004

Horizon Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-27131	88-0381258
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1017 West Orange Blossom Trail, Apopka, Florida	32712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code : (407) 889-7577

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.02. Termination of a Material Definitive Agreement.

On December 10, 2003, Horizon Holding Corporation f/k/a LiquidGolf Holding Corporation (the “Registrant”) entered into an Internet Service Agreement (the “Agreement”) with RG Golf Inc., a Minnesota corporation (“RG Golf”), whereby the Registrant agreed to be the exclusive provider of golf related products and services purchased on RG Golf’s Internet website located at www.golfwarehouse.com (the “Internet Site”) for a period of twenty-four months. Pursuant to the terms of the Agreement, the Registrant was obligated to pay RG Golf ten percent (10%) of all of the net sales (direct sales and revenue, less returns, cancellations and any credit card charge backs) generated by the operation of the Internet Site. Since the execution of the Agreement, revenue generated pursuant to the Agreement has been approximately thirty percent (30%) of the Registrant’s annual total revenue.

On October 26, 2004, the Registrant received a letter from RG Golf’s counsel purporting to immediately terminate the Agreement because, among other things, a written agreement between RG Golf and the Registrant did not exist and certain alleged performance issues (the “Termination”). The Registrant disputes the basis for RG Golf’s Termination; however, the terms of the Agreement provide that either party may terminate without cause by giving the other party sixty (60) days written notice. In violation of the express terms of the Agreement, RG Golf has already redirected the Internet Site to another fulfillment agent. Even if RG Golf performs until the expiration of such sixty day period, the Registrant believes that the decline in revenue as a result of the Termination will likely have a material adverse effect on the results of operations and financial condition of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON HOLDING CORPORATION
(Registrant)

Date: November 1, 2004	By: /s/ Dwain Brannon
Dwain Brannon Chief Executive Officer
(Signature)